AMENDMENT NO. 3, dated as of February 28, 2011 (the “Amendment”), to EMPLOYMENT CONTRACT BETWEEN KINGSTONE INSURANCE COMPANY (AS SUCCESSOR IN INTEREST TO COMMERCIAL MUTUAL INSURANCE COMPANY) (the “Company”) AND JOHN D. REIERSEN (the “Executive”), dated as of September 13, 2006, as amended (the “Agreement”).

RECITALS

WHEREAS, the Company and the Executive have entered into the Agreement which sets forth the terms and conditions upon which the Executive is employed by the Company and upon which the Company compensates the Executive.

WHEREAS, the Company and the Executive desire to amend the Agreement with respect to the services to be provided by the Executive effective January 1, 2012.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree that, notwithstanding anything in the Agreement to the contrary:

1. The term of the Agreement shall expire on December 31, 2014, subject to earlier termination as hereinafter provided (the “Term”).

2. The Executive’s employment may be terminated by the Company at any time with or without cause upon written notice by the Company to the Executive to such effect.  In the event of termination by the Company, the Executive will be entitled to severance in an amount equal to the lesser of (a) $50,000 or (b) the remaining Minimum Annual Salary (as hereinafter defined) payable until the end of the Term; provided, however, that, in the event that the termination date is on or before December 31, 2011, the Executive will be entitled to severance in an amount equal to 50% of his then annual salary.  The amount to be paid to the Executive pursuant to this Paragraph 2 shall constitute the sole and exclusive remedy of the Executive in connection with or with regard to the termination of his employment, and the Executive shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.  In addition, the amount to be paid to the Executive pursuant to this Paragraph 2 shall be contingent upon the execution by the Executive of a release in form reasonably acceptable to the Company and the Executive.

3. Effective January 1, 2012 and during the Term, the Executive shall serve as Executive Vice President of the Company.  In such capacity, the Executive shall report to the President and Chief Executive Officer (“CEO”) of the Company and shall provide advice and assistance to the President, CEO and other officers and management personnel of the Company with regard to the management and operation of the Company including, but not limited to, with regard to reinsurance, regulatory and legislative compliance, industry relations, new product development, monitoring loss experience, rate and form filings, auditing claims and underwriting, and such other services with regard to the management and operation of the Company as are requested by the President and/or CEO of the Company (collectively, the “Services”).

4. The Company and the Executive agree that, in consideration of the Minimum Annual Salary, it is anticipated that, effective January 1, 2012 and during the Term, the Executive will provide 500 hours of Services each year and the Executive agrees to provide such hours of Services per year if necessary or appropriate to perform his duties. It is understood that, if the Executive performs his duties hereunder, he shall be entitled to receive the Minimum Annual Salary for a particular year notwithstanding that he did not provide 500 hours of Services during such year.

5. Effective January 1, 2012 and during the Term, in consideration of the Executive’s Services as herein provided and subject to the terms and conditions hereof, the Executive shall be entitled to receive (a) a minimum annual salary of $100,000 (the “Minimum Annual Salary”) and (b) in the event that the Executive is required by the Company to provide, and does provide, Services to the Company in excess of 500 hours during any particular year, an amount equal to $200 for each hour of Services performed in excess of 500 hours.  The amounts due pursuant to clause (a) of this Paragraph 5 shall be payable in accordance with the Company’s standard payroll practices.  The amounts due pursuant to clause (b) of this Paragraph 5 shall be payable as part of the next regular payroll of the Company following approval by the Company’s Chief Financial Officer (the “CFO”) of such excess hours.  Effective January 1, 2012, the Executive shall no longer be entitled to any bank or sick days.

6. The Company and the Executive agree that, effective January 1, 2012 and during the Term, the Executive may participate in, and receive compensation from, industry trade groups, including the Underwriters Rating Board, so long as such participation does not interfere with the Executive’s provision of Services to the Company. The parties agree that any services provided by the Executive to industry trade groups shall not count towards the 500 hour threshold provided for in Paragraphs 4 and 5 hereof.  The foregoing shall not be deemed to limit the obligations of the Executive as set forth in Paragraph 7 hereof.

7. The services of the Executive are unique and extraordinary and essential to the business of the Company, especially since the Executive has and shall have access to the Company’s trade secrets and other privileged and confidential information essential to the Company’s business.  Therefore, the Executive agrees that, as a material inducement to the Company’s entering into this Amendment, during the Term and for a period of five (5) years following the cessation of the Executive’s employment with the Company for any reason whatsoever (the “Restrictive Covenant Period”), the Executive shall not, without the prior written consent of the President and CEO of the Company, directly or indirectly, whether individually or as a principal, officer, director, employee, partner, shareholder, joint venturer, member, manager, agent, representative, consultant or independent contractor to any entity, engage or participate in a business which is similar to or competitive with the business of the Company, including an insurance company (a “Competitive Business”) or otherwise provide any services to any entity, including an insurance company, that is engaged in, directly or indirectly, a Competitive Business.  Without limiting the generality of the foregoing, during the Restrictive Covenant Period and thereafter, the Executive agrees that he will not (a) reveal to any third parties, or assist any third parties, including insurance companies, in writing, the Company’s proprietary or otherwise unique or confidential product lines or (b) reveal to any third parties, or assist any third parties, including insurance companies, in utilizing, the Company’s proprietary or otherwise unique or confidential underwriting or claims procedures.

8. Effective with the month ending January 31, 2012, the Executive will, within ten (10) days following the end of each calendar month, submit to the Company’s CFO (a) a reasonably detailed report as to his Services during the particular month, which report shall indicate the respective dates of Services, the number of hours of Services performed on each such date and a description of the Services performed on each such date and (b) a report of expenses and disbursements incurred by the Executive for and on behalf of the Company in the performance of his duties in form normally used by the Company and receipts with respect thereto.  The Executive shall be reimbursed on a monthly basis for all reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties.

9. Effective January 1, 2012 and during the Term, the Executive will be eligible for (a) participation in the Company’s profit sharing plan and 401(k) plan and (b) the Company’s dental insurance, flex spending plan, life insurance and disability benefits available to the Company’s employees as well as supplemental life insurance currently being provided by the Company.

10. Effective January 1, 2012 and during the Term, the Employee will be entitled to the use of the Company owned Acura MDX or equivalent vehicle (the “Vehicle”).  An amount, as reasonably determined by the Company’s CFO, shall be included in the Executive’s Form W-2 as compensation to the extent of his personal use of the Vehicle.

11. With respect to the period ending December 31, 2011, the Agreement, as currently in effect (prior to this Amendment), shall continue in full force and effect in accordance with its terms (except that Paragraphs 2, 7 and 12 through 15 hereof shall take effect upon the execution hereof).  Effective January 1, 2012, the Agreement shall no longer be in effect and the provisions of this Amendment shall control the relationship between the Company and the Executive in all respects.  The foregoing shall not be construed as a limitation on the Executive’s right to receive payments in 2012 based upon benefits that have accrued as of December 31, 2011, including pursuant to the Company’s profit sharing plan, time bank days and a one week lag payment payable in January 2012.

12. The Executive acknowledges and agrees that, in the event he shall violate or threaten to violate any of the restrictions of Paragraph 7 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive relief in any court of competent jurisdiction without the necessity of proving damages.

13. The waiver by either party of a breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach.  If any provision hereof shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions hereof, and the provisions hereof shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

14. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein.  The Agreement, as amended by this Amendment, supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof.  The Agreement, as amended by this Amendment, may be amended, and any provision hereof waived, only by a writing executed by the party sought to be charged.

15. Whenever the word “including” or any variant thereof is used herein, it shall mean “including without limitation.”

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first above written.

KINGSTONE INSURANCE COMPANY

By:	/s/ Barry Goldstein
Barry Goldstein, Chairman of the Board

/s/ John D. Reiersen
John D. Reiersen